EXHIBIT 99.5

CAP ROCK ENERGY CORPORATION

AMENDED SHAREHOLDERS’ TRUST

THIS SHAREHOLDERS’ TRUST (this “Trust”) is established this 1st day of October, 2002, and amended this 31st day of December, 2004, by and between Cap Rock Energy Corporation (the “Settlor”), a Texas corporation, Alfred J. Schwartz and Robert G. Holman (the “Trustees”).

ARTICLE I

Purpose

The Settlor has created this Trust for the purpose of receiving and holding for the benefit of the former members of Cap Rock Electric Cooperative, Inc. (the “Cooperative”) for whom the Cooperative does not presently have valid addresses the shares of the $.01 par value common stock of the Settlor that would have otherwise been distributed to those former members of the Cooperative in connection with the full implementation of the conversion of the Cooperative from a member owned electric cooperative to a shareholder owned business corporation.

ARTICLE II

Trust Corpus

A.                                   Initial Deposit.  Concurrently with the execution of this Trust, the Settlor has delivered to the Trustees a total of 346,958 shares of the $.01 par value common stock of the Settlor issued in the name of this Trust, and the Trustees shall hold, administer and distribute the Shares (as such term is herein defined) in accordance with the terms and provisions of this Trust.  The Settlor may from time to time add additional Shares to the corpus of this Trust by causing such additional Shares to be issued in the names of the Trustees of this Trust, and the Trustees shall hold, administer and distribute the additional Shares in accordance with the terms and provisions of this Trust as if such additional Shares had originally been deposited with the Trustees of this Trust.  As used in this Trust, the term “Shares” shall include the original shares of common stock of the Settlor delivered to the Trustees, as well as any and all in kind distributions with respect to the common stock of the Settlor, including shares issued as stock dividends and stock splits.

B.                                     Rights in the Shares.  The Trustees are hereby vested, subject to the limitations set forth in Article III of this Trust, with all right, title and interest in and to the Shares, and the Trustees are authorized and empowered, subject to such limitations, to exercise and enjoy, for the purposes of this Trust and as record owner of the Shares, all the rights, privileges and benefits attributable to the Shares, including, but not limited to, the right, subject to the limitations set forth in Section C of Article III of this Trust, to vote the Shares on all matters and the right to receive any and all dividends and other distributions made with respect to the Shares.  Until all of the Shares have been transferred out of the Trust and into the names of the beneficial owners thereof on the stock ownership records of the Settlor, the Settlor shall recognize the Trustees as record owners of the Shares held at any time and from time to time in the Trust and as fully entitled, subject to the limitations set forth in Article III of this Trust, to all rights, privileges, benefits and interests therein.

C.                                     Management and Disposition of Trust Corpus.  The Trustees shall hold, administer and distribute the Shares and other property that may be held from time to time as a part of the corpus of this Trust in accordance with the following terms and conditions:

(1)                                  The Trustees shall make, directly or indirectly through the Settlor or others, a diligent and thorough effort to locate the beneficiaries of the Shares and other property held as a part of the corpus of this Trust.  This effort shall include, but shall not be limited to, advertising the existence of this Trust and the Shares held herein from time to time in newspapers of general circulation in areas where the Settlor transacts business.  The Trustees shall continue this effort so long as there remains any reasonable hope of finding the beneficiaries of this Trust.

(2)                                  When a beneficiary is located, the Trustees shall cause the Shares held for such beneficiary to be transferred on the books and records of the Settlor into the name of the beneficiary or as otherwise directed by the beneficiary, and the Trustees shall then distribute the Shares so transferred, as well as the beneficiary’s pro rata share of any other property held as a part of the corpus of this Trust, to such beneficiary (or his designee), free and clear of this Trust.

(3)                                  When and if the Trustees determine that the remaining beneficiaries of this Trust cannot, without unreasonable effort on their part, be located, the Trustees shall provide the Settlor with notice under the Share Option Agreement (the “Option Agreement”), of even date herewith between the Settlor and this Trust which Option Agreement is attached hereto as Annex “A” and made a part hereof for all purposes, that they intend to allow the Shares and other property held as a part of the corpus of this Trust to escheat to the State of Texas.  Upon the expiration of the option period set forth in the Option Agreement, the Trustees shall cause the Shares, as well as the other property then held as a part of the corpus of this Trust, to be considered abandoned and to escheat in accordance with the escheat laws of State of Texas.

ARTICLE III

Rights and Powers

A.                                   Powers.  In extension and not in limitation of the powers given by law or other provisions of this Trust to the Trustees, the Trustees, acting jointly, will have the following powers, where applicable, in each case to be exercised in the Trustees’ discretion, but only in a fiduciary capacity, to:

(1)                                  Retain in the Trust the Shares and any other property received by the Trustees comprising the corpus of this Trust;

(2)                                  Do or cause to be done all such acts and things as may be necessary, in the sole opinion of the Trustees, to preserve and protect the rights of the Trust under the Option Agreement and the Funding Agreement (the “Funding Agreement”) of even date herewith between the Settlor and this Trust, which Funding Agreement is attached hereto as Annex “B” and made a part hereof for all purposes;

(3)                                  Commence, compromise, settle, arbitrate, mediate or defend, at the expense of the Trust, any litigation with respect to this Trust as the Trustees deem necessary or advisable, including, but not limited to, litigation to enforce this Trust’s rights under the Option Agreement and under the Funding Agreement;

(4)                                  Invest and reinvest the property, other than the Shares, held as a part of the corpus of this Trust in any kind of real or personal property and in any kind of investment, including, but not limited to, corporate obligations, shares of stock, mutual funds and investment trust, that persons of prudence, discretion and intelligence would acquire for their own account, provided that the return from all investments must be reasonable in light of existing circumstances;

(5)                                  Subject to the limitations set forth in Section C of this Article III, vote and give proxies to vote any securities, including the Shares, held as a part of the corpus of this Trust;

(6)                                  Pay any assessments or other charges levied on the Shares or any other securities held as a part of the corpus of this Trust;

(7)                                  Exercise any subscription, conversion or other rights or options that at any time attach, belong or are given to the holders of the Shares or any other securities held as a part of the corpus of this Trust;

(8)                                  Enter into any contract or agreement that the Trustees deem to be in the best interest of this Trust;

(9)                                  Register and carry the Shares and any other securities held as a part of the corpus of this Trust in the name of the Trustees, as Trustees, or in the name of a nominee or hold such securities unregistered, but without increasing or decreasing the liability of the Trustees as fiduciaries; and

(10)                            Subject to the limitations set forth in Sections B and C of Article III of this Trust, exercise any other power that may be necessary or desirable in the management of this Trust, regardless of whether the power is of like kind or character to the powers enumerated above, including, but not limited to, any power necessary or desirable to enable the Trustees to act under conditions which cannot now be foreseen.

B.                                     Sale Limitations.  Except as provided in this Section B of Article III of this Trust, neither the Trustees nor any subsequent holder of the Shares shall have any authority or power whatsoever to sell or otherwise dispose of or encumber the Shares.

(1)                          In the case of an exercise pursuant to the Option Agreement by the Settlor, or an Affiliate of the Settlor (as such term is defined in Section H of Article III of this Trust), of the option to acquire the Shares held in the corpus of this Trust, the Trustees shall sell all of the Shares to the Settlor or its Affiliate in accordance with the terms and conditions of the Option Agreement.  In the case of a tender offer or other repurchase offer by the Settlor or an Affiliate of the Settlor for shares of the capital stock of the Settlor (including, but not limited to, the tender offer for the Shares that the Settlor is required to make on the first anniversary of the issuance of the Shares), the Trustees may, in their sole discretion and acting jointly in the best interest of the beneficiaries of this Trust, sell all of the eligible Shares held in the corpus of this Trust to the Settlor or the Affiliate of the Settlor at the highest all cash price offered under the tender offer or other repurchase offer; provided, however, that notwithstanding the foregoing, with regard to any tender offer made by the Settlor or an Affiliate of the Settlor other than the tender offer the Settlor is required to make on the first anniversary of the issuance of the Shares, if the premium (i.e., the price per Share offered in the tender offer or other repurchase offer over the then market price per share of the Shares) for the Shares covered by the tender offer ( or other repurchase offer) is 25% or greater, the Trustees shall sell all of the eligible Shares held in the corpus of this Trust to the Settlor or the Affiliate of the Settlor at the highest all cash price offered by the Settlor under the tender offer or other repurchase offer.  In the case of any tender offer or other repurchase offer made by a party other than the Settlor or an affiliate of the Settlor if the premium (i.e., the price per Share offered in the tender offer or other repurchase offer over the then market price per share of the Shares) for the Shares covered by the tender offer ( or other repurchase offer) is 15% or greater, the Trustees may, in their sole discretion and acting jointly in the best interest of the beneficiaries of this Trust, sell all of the eligible Shares held in the corpus of this Trust to the Offering Party at the highest all cash price offered

(2)                          Any sale or transfer of Shares shall be done in a manner such that any purchaser of Shares is not or will not be the beneficial owner of more than 1% of the issued and outstanding voting shares of the Settlor. In addition, in order to protect the value of the Shares for the beneficial owners and to prevent abnormal swings in the market value of the Shares, any sale or transfer of the Shares to any person or party other than the Settlor shall be done in a manner such that the number of shares sold or transferred does not exceed the volume limitations provided in Rule 144 (e)(1) of the Securities Act of 1933.

(3)                          In the event the Settlor fails to fulfill its obligations under the Funding Agreement to fund the Trust for the payment of compensation and expenses payable to the Trustees under Section G of Article III of this Trust, the Trustees may, in their sole discretion and acting jointly in the best interest of the beneficiaries of this Trust, sell such of the Shares in accordance with subsection 2 above as are necessary for the Trust to timely pay such compensation and expenses; provided, however, that notwithstanding the foregoing, the Trustees shall not be authorized to sell Shares to pay such compensation and expenses if there are other unencumbered assets in the corpus of this Trust of sufficient value that can be liquidated or otherwise used to pay such compensation and expenses.

(4)                          The limitations upon the sale or transfer of the Shares contained in this Section B of Article III shall continue until such Shares are transferred to the individual beneficial owners or otherwise transferred in accordance with these restrictions. The certificates representing the Shares shall contain a legend setting forth these restrictions or otherwise directing the holder to obtain and review such restrictions from the Settlor.

C.                                     Voting Limitations.  The Trustees, and any successor, or holder of the Shares (other than the beneficial owners) shall vote the Shares in accordance with the recommendation of the Board of Directors of Settlor with regard to the election of Directors to the Board of directors of Settlor and any sale, mortgage, or pledge of all or substantially all of the assets of the Settlor, or for any change in the capital structure or the powers of the Settlor, or in connection with any merger, consolidation, sale, reorganization, dissolution or similar type of transaction involving the Settlor, unless the Trustees are advised by counsel in writing that to do so would violate their fiduciary duty to the beneficial owners.

D.                                    Action of Trustees.  All action to be taken on any question arising between the Trustees, except as may otherwise be expressly provided in this Trust, shall from time to time be determined by unanimous vote or agreement of the Trustees then in office, if there are two trustees or less, and by a majority vote of the trustees if there are three or more, either at a meeting of the Trustees or, with or without a meeting, by a writing signed by all of the Trustees; provided, however, notwithstanding anything to the contrary herein contained, at any time that there is only one Trustee serving hereunder, such Trustee shall not take any actions with respect to the corpus of this Trust, except such actions as may be absolutely necessary to preserve the corpus of this Trust or such actions as may be specifically required by the terms of this Trust (as, for example, a sale pursuant to Section B of Article III of this Trust of the Shares pursuant to the terms of the Option Agreement).  The Trustees may provide for the authentication or evidence of any action taken by them.

E.                                      Resignation.  A Trustee may resign at any time by delivering written notice thereof to the Settlor and the other Trustee.

F.                                      Bond or Other Security.  No bond or other security shall be required of the Trustees.  If, notwithstanding the foregoing provision, bond or other security is required of the Trustees for any reason whatsoever, the Trustees, acting jointly, may provide same and the cost thereof shall be paid by the Settlor pursuant to its obligations under the Funding Agreement.

G.                                     Fees and Expenses.  Each Trustee who is not an Affiliate of the Settlor shall be entitled to a fee from this Trust of $50 per hour for services rendered as a Trustee hereunder, subject to a non-cumulative maximum amount of $5,000 annually.  Each Trustee who is an Affiliate of the Settlor (as such term is defined in Section H of this Article III) shall not be entitled to receive a fee for services rendered as a Trustee hereunder.  Each Trustee, irrespective of whether or not he is an Affiliate of the Settlor, shall be entitled to reimbursement from this Trust for any and all reasonable expenses incurred in connection with the performance of his duties as Trustee hereunder.  The funds necessary to make each compensation payment and each expense reimbursement to the Trustees under this Section G of Article III of this Trust shall be obtained from the Settlor in accordance with the terms of the Funding Agreement, and the Trustees shall not use any of the corpus of this Trust for such purposes unless they, in their sole discretion, conclude that the Settlor is not going to timely fulfill its obligations under the Funding Agreement.

H.                                    Trustees’ Relationship with the Settlor.  Any Trustee and any firm, corporation, trust or association of which he may be a trustee, stockholder, director,

officer, member, agent or employee may contract with or be or become pecuniarily interested, directly or indirectly, in any matter or transaction to which the Settlor or any Affiliate of the Settlor may be a party or in which it may be concerned, as fully and freely as though the Trustee were not a Trustee of this Trust.  A Trustee shall not be disqualified from acting as such by reason of his being a director or officer of the Settlor or an Affiliate of the Settlor, but in no event shall there be at any time more than one Trustee of this Trust who is an Affiliate of the Settlor or who is employed by the Settlor or an Affilitate of the Settlor.  As used in this Trust, the term “Affiliate of the Settlor” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Settlor, and a person shall be deemed to control another person (including the Settlor) if the controlling person is the beneficial owner (as defined in Rule 13d-3 under the Securities Act of 1934, as amended) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of securities, through serving as an officer or director, by contract or otherwise.

I.                                         Accounting.  The Trustees shall keep adequate books of account, which shall be available for the inspection of the Settlor and the beneficiaries upon reasonable notice.

J.                                        Liability of the Trustees.  The Trustees will not be responsible for any loss that may occur by reason of the depreciation or decrease in value of the Shares or any other property held as a part of the corpus of this Trust.  No Trustee will be liable for acts or defaults of any other Trustee or for acts or defaults of any agent of any other Trustee.  The Trustees will be free from liability in acting upon any paper, document or signature believed by them to be genuine and to have been signed by the proper party.  The Trustees will not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law, nor for anything that they may do or refrain from doing in good faith, nor generally will the Trustees have any accountability pursuant to this Trust, except that each Trustee shall be liable for his own fraud, gross negligence or similar conduct.

K.                                    Conclusiveness of Actions.  Every action taken by the Trustees, acting jointly, pursuant to this Trust shall be conclusive and binding upon all persons and no person will have any right or responsibility to look into the authority of the Trustees to perform any act.

ARTICLE IV

Successor Trustees

A.                                   Appointment of Successor Trustees.  If a Trustee dies, resigns or is removed, the vacancy occurring as a result of such death, resignation or removal shall be promptly filled with a qualified individual by the Settlor; provided, however, that at no time shall there be more than one Trustee of this Trust who is an Affiliate of the Settlor, or who is employed by the Settlor or by an Affiliate of the Settlor.

B.                                     Rights and Powers of Successor Trustee.  A successor Trustee shall have the rights and powers and shall be subject to the duties and responsibilities of a predecessor Trustee.  A successor Trustee is authorized and directed, without requiring an audit or other independent accounting, to accept from a predecessor Trustee the assets delivered by the predecessor Trustee to the successor Trustee on the basis of the accounting submitted by the predecessor Trustee.  A successor Trustee shall not have any duty or responsibility for the actions, defaults or omissions of a predecessor Trustee.

C.                                     Transfer of Shares to Successor Trustees.  Notwithstanding any changes in the identity of the Trustees, the certificates for the Shares or other securities standing in the name of the Trustees may be endorsed and transferred by any successor Trustee or Trustees with the same effect as if endorsed and transferred by the Trustee or Trustees who have ceased to act.  The Trustees, acting jointly, are authorized and empowered to cause any further transfer of the Shares or other securities held a part of the corpus of this Trust that may be necessary because of any change of persons holding the office of Trustee.

ARTICLE V

Indemnification of Trustees

A.                                   Mandatory Indemnification.  (1) Subject to the conditions and limitations of this Article V, the Trust shall indemnify and hold harmless any Trustee who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, claim, litigation, suit or proceeding, whether civil, criminal, administrative or investigative, whether predicated on foreign, federal, state or local law, and whether formal or informal (collectively, “actions”) by reason of his status as, or the fact that he is or was or has agreed to become, a Trustee of this Trust (an “Indemnitee”), and as to acts performed in the course of an Indemnitee’s duty to this Trust and to the beneficiaries of this Trust, against:

(i)                                     expenses, fees, costs and charges, including, without limitation, attorneys’ fees and disbursements (collectively, “expenses”) reasonably incurred by or on behalf of an Indemnitee in connection with any action (including, without limitation, in connection with the investigation, defense, settlement or appeal of such action), no matter by whom brought; provided, that it is not determined pursuant to Section B of Article V of this Trust, or by the court before which such action was brought, that:

(a)                                  the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Trust and the beneficiaries of this Trust;

(b)                                 the Indemnitee engaged in criminal, fraudulent or intentional misconduct in the performance of his duty to this Trust and to the beneficiaries of this Trust; and

(c)                                  with respect to criminal actions, the Indemnitee had reasonable cause to believe his conduct was unlawful;

(ii)                                  subject to the restrictions of Section A(3) of Article V of this Trust, amounts incurred by an Indemnitee in settlement of any action, no matter by whom brought; provided, that it is not determined pursuant to Section B of Article V of this Trust, or by the court before which such action was brought, that:

(a)                                  such settlement was not in the best interests of this Trust and the beneficiaries of this Trust;

(b)                                 such settlement was unreasonable (to a material extent) in light of all of the circumstances of such action;

(c)                                  the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Trust and the beneficiaries of this Trust; and

(d)                                 the Indemnitee engaged in criminal, fraudulent or intentional misconduct in the performance of his duty to this Trust and to the beneficiaries of this Trust; and

(iii)                               subject to the restrictions of Section A(3) of Article V of this Trust, judgments, fines, penalties or other amounts incurred by an Indemnitee pursuant to an adjudication of liability in connection with any action; provided, that it is not determined pursuant to Section B of Article V of this Trust, or by the court before which such action was brought, that:

(a)                                  the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Trust and the beneficiaries of this Trust;

(b)                                 the Indemnitee engaged in criminal, fraudulent or intentional misconduct in the performance of his duty to this Trust and to the beneficiaries of this Trust; and

(c)                                  with respect to criminal actions, the Indemnitee had reasonable cause to believe his conduct was unlawful and that he otherwise did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Trust and to the beneficiaries of this Trust.

(2)                                  To the extent an Indemnitee has been successful on the merits or otherwise in connection with any action referred to in Section A(1) of Article V of this Trust, no matter by whom brought (including, without limitation, the settlement, dismissal, abandonment or withdrawal of any such action where the Indemnitee does not pay, incur or assume any material liability), or in connection with any claim, issue or matter therein, he shall be indemnified by this Trust against expenses reasonably incurred by or on behalf of him in connection therewith.  This Trust shall pay such amounts (net of all amounts, if any, previously advanced to the Indemnitee pursuant to Section D of Article V of this Trust) to the Indemnitee (or to such other person or entity as the Indemnitee may designate in writing to this Trust) upon the executive’s written request therefor without regard to the provisions of Section B of Article V of this Trust.

(3)                                  Notwithstanding the provisions of Section A(1)(ii), and A(1)(iii) of Article V of this Trust, no indemnification shall be made to an Indemnitee by this Trust for monetary damages incurred by the Indemnitee pursuant to an action brought by a beneficiary of this Trust if it is determined pursuant to Section B of Article V of this Trust, or by the court before which such action was brought:

(i)                                     the Indemnitee breached his duty of loyalty to this Trust or to the beneficiaries of this Trust;

(ii)                                  the Indemnitee committed acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of the law; or

(iii)                               the Indemnitee derived an improper personal benefit from any transaction, unless such improper personal benefit is determined to be immaterial in light of all of the circumstances of such action.

B.                                     Right to Indemnification; How Determined.  (1) Except as otherwise set forth in this Section B of Article V of this Trust, any indemnification to be provided to an Indemnitee by this Trust under Section A of Article V of this Trust upon the final disposition or conclusion of an action (or a claim, issue or matter associated with such an action), unless otherwise ordered by the court before which such action was brought, shall be paid by this Trust (net of all amounts, if any, previously advanced to the Indemnitee pursuant to Section D of Article V of this Trust) to the Indemnitee (or to such other person or entity as the Indemnitee may designate in writing to this Trust) within sixty (60) days after the receipt of the Indemnitee’s written request therefor, which request shall include a comprehensive accounting of amounts for which indemnification is being sought and shall reference the provision of Article V of this Trust pursuant to which such claim is being made.

Notwithstanding the foregoing, the payment of the requested amounts may be denied by this Trust if (i) the disinterested Trustees of this Trust, by a majority vote thereof, determine that such payment, in whole or in part, would not be in the best interests of this Trust and the beneficiaries of this Trust and would contravene the terms and conditions of Article V of this Trust; or (ii) a majority of the Trustees of this Trust are a party in interest to such action.  In either of such events, the Trustees shall immediately authorize and direct, by appropriate resolution, that an independent determination be made as to whether the Indemnitee has met the applicable standard of conduct set forth in Section A of Article V of this Trust and, therefore, whether indemnification is proper pursuant to this Article V.

Such independent determination shall be made by a panel of three arbitrators in the city where the principal office of this Trust is located in accordance with the rules then prevailing of the American Arbitration Association, or, at the option of the Indemnitee, by an independent legal counsel mutually selected by the Trustees and the Indemnitee (such panel of arbitrators or independent legal counsel being hereinafter referred to as the “Authority”).

In any such determination there shall exist a rebuttable presumption that the Indemnitee has met such standard of conduct and is therefore entitled to indemnification pursuant to Article V of this Trust.  The burden of rebutting such presumption by clear and convincing evidence shall be on this Trust.

If a panel of arbitrators is to be employed, one of such arbitrators shall be selected by the Trustees, by a majority vote of the Trustees who were not parties in interest to such action (or, if such vote is not obtainable, by an independent legal counsel chosen by the Trustees), the second by the Indemnitee and the third by the previous two arbitrators.

The Authority shall make a determination within sixty days of being selected and shall simultaneously submit a written opinion of its conclusions to both the Trustees of this Trust, collectively, and to the Indemnitee, individually, and, if the Authority determines that the Indemnitee is entitled to be indemnified for any amounts pursuant to Article V of this Trust, this Trust shall pay such amounts (net of all amounts, if any, previously advanced to the Indemnitee pursuant to Section D of Article V of this

Trust), including interest thereon as provided in Section E(3) of Article V of this Trust, to the Indemnitee (or to such other person or entity as the Indemnitee may designate in writing to this Trust) within ten days of receipt of such opinion.

(2)                                  The Indemnitee may, either before or within two years after a determination, if any, has been made by the Authority, petition any court of competent jurisdiction to determine whether the Indemnitee is entitled to indemnification under Article V of this Trust.  Such court shall thereupon have the exclusive power to make such determination unless and until such court dismisses or otherwise terminates such proceeding without having made such determination.

The court shall make an independent determination of whether the Indemnitee is entitled to indemnification as provided under Article V of this Trust, irrespective of any prior determination made by the Authority; provided, however, that there shall exist a rebuttable presumption that the Indemnitee has met the applicable standard of conduct and is therefore entitled to indemnification pursuant to Article V of this Trust. The burden of rebutting such presumption by clear and convincing evidence shall be on this Trust.

If the court determines that the Indemnitee is entitled to be indemnified for any amounts pursuant to Article V of this Trust, unless otherwise ordered by such court, this Trust shall pay such amounts (net of all amounts, if any previously advanced to the executive pursuant to Section D of Article V of this Trust), including interest thereon as provided in Section E(3) of Article V of this Trust, to the Indemnitee (or to such other person or entity as the Indemnitee may designate in writing to this Trust) within ten (10) days of the rendering of such determination.

The Indemnitee shall pay all expenses incurred by the Indemnitee in connection with the judicial determination provided in Section B(2) of Article V of this Trust, unless it shall ultimately be determined by the court that he is entitled to be indemnified, in whole or in part, by this Trust as authorized hereby.  All expenses incurred by the Indemnitee in connection with any subsequent appeal of the judicial determination provided for in Section B(2) of Article V of this Trust shall be paid by the Indemnitee regardless of the disposition of such appeal.

(3)                                  Except as otherwise set forth in Section B of Article V of this Trust, the expenses associated with the indemnification process set forth in Section B of Article V of this Trust, including, without limitation, the expenses of the Authority selected hereunder, shall be paid by this Trust.

C.                                     Termination of an Action is Nonconclusive.  The termination of any action, no matter by whom brought, by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the Indemnitee has not met the applicable standard of conduct set forth in Section A of Article V of this Trust.

D.                                    Advance Payment.  (1) Expenses reasonably incurred by or on behalf of an Indemnitee in connection with any action (or claim, issue or matter associated with such action), no matter by whom brought, shall be paid by this Trust to the Indemnitee (or to such other person or entity as the Indemnitee may designate in writing to this Trust) in advance of the final disposition or conclusion of such action (or claim, issue or matter associated with such action) upon the receipt of the Indemnitee’s written request therefor; provided, the following conditions are satisfied:

(i)                                     the Indemnitee has first requested an advance of such expenses in writing (and delivered a copy of such request to this Trust) from each insurance carrier, to whom a claim has been reported under an insurance policy purchased by this Trust, if any, as provided under Section G of Article V of this Trust, and each such insurance carrier has declined to make such an advance;

(ii)                                  the Indemnitee furnishes to this Trust an executed written certificate affirming his good faith belief that he has met the applicable standard of conduct set forth in Section A of Article V of this Trust; and

(iii)                               the Indemnitee furnishes to this Trust an executed written agreement to repay any advances made under Section D of Article V of this Trust if it is ultimately determined that he is not entitled to be indemnified by this Trust for such amounts pursuant to Article V of this Trust.

(2)                                  If this Trust makes an advance of expenses to an Indemnitee pursuant to this Section D of Article V of this Trust, this Trust shall be subrogated to every right of recovery the Indemnitee may have against any insurance carrier from whom this Trust has purchased insurance for such purpose.

E.                                      Partial Indemnification; Interest.  (1) If it is determined by the Authority pursuant to Section B of Article V of this Trust, or by the court before which such action was brought, that an Indemnitee is entitled to indemnification as to some claims, issues or matters, but not as to other claims, issues or matters, involved in any action, no matter by whom brought, the Authority (or the court) shall authorize the reasonable proration of such expenses, judgments, penalties, fines and amounts incurred in settlement with respect to which indemnification is sought by the Indemnitee, among such claims, issues or matters as the Authority (or the court) shall deem appropriate in light of all of the circumstances of such action.

(2)                                  If it is determined by the Authority pursuant to Section B of Article V of this Trust or by the court before which such action was brought, that certain amounts incurred by the Indemnitee are for whatever reason unreasonable in amount, the Authority (or the court) shall authorize indemnification to be paid by this Trust to the Indemnitee for only such amounts as the authority (or the court) shall deem reasonable in light of all of the circumstances of such action.

(3)                                  To the extent deemed appropriate by the Authority, or by the court before which such action was brought, this Trust shall pay interest to the Indemnitee, at a reasonable interest rate, for amounts for which this Trust indemnifies the Indemnitee.

F.                                      Nonexclusivity of Agreement.  The right to indemnification and advancement` expenses provided to an Indemnitee pursuant to Article V of this Trust shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled by law, contract or otherwise, and the terms and provisions of Article V of this Trust shall continue as to the Indemnitee if he ceases to be a Trustee of this Trust, and such terms and provisions shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

G.                                     Insurance.  (1) This Trust may purchase and maintain insurance on half of an Indemnitee against any liability asserted against him or incurred by or behalf of him in such capacity as a Trustee of this Trust or of an affiliate, or arising out of his status as such, whether or not this Trust would have the power to indemnify him against such liability under the provisions of Article V of this Trust.

The purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of this Trust or an Indemnitee under of Article V of this Trust and the adoption of Article V of this Trust by this Trust shall not in any way limit or affect the rights and obligations of this Trust or of the of the other party or parties thereto under any such policy or agreement of insurance.

(2)                                  If the Indemnitee shall receive payment from any insurance carrier or from the plaintiff in any action against the Indemnitee in respect of indemnified amounts after payments on account of all or part of such indemnified amounts have been made by this Trust pursuant to Article V of this Trust, the Indemnitee shall promptly reimburse this Trust for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by this Trust to the Indemnitee exceeds such indemnified amounts; provided, however, at such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as deductible or coinsurance payments, shall not be deemed to be payments to the Indemnitee hereunder.

In addition, upon payment of indemnified amounts under Article V of this Trust, this Trust shall be subrogated to the Indemnitee’s rights against any insurance carrier in respect of such indemnified amounts and the Indemnitee shall execute and deliver any and all instruments and documents and perform any and all other acts and deeds which this Trust deems necessary or advisable to secure such rights.  The Indemnitee shall do nothing to prejudice such rights of recovery or subrogation.

H.                                    Witness Expenses.  Upon an Indemnitee’s written request, this Trust shall pay (in advance or otherwise) or reimburse any and all expenses reasonably incurred by the Indemnitee in connection with his appearance as a witness in any action at a time when he has not been formally named a defendant or respondent to such an action.

I.                                         Contribution.  (1) If the indemnity provided for in Section A of Article V of this Trust is unavailable to an Indemnitee for any reason whatsoever, this Trust, in lieu of indemnifying the Indemnitee, shall contribute to the amount reasonably incurred by or on behalf of the Indemnitee, whether for judgments, fines, penalties, amounts incurred in settlement or for expenses in connection with any action, no matter by whom brought, in such proportion as deemed fair and reasonable by the Authority pursuant to Section B of Article V of this Trust, or by the court before which such action was brought, taking into account all of the circumstances of such action, in order to reflect (i) the relative benefits received by this Trust and the Indemnitee as a result of the event or transaction giving cause to such action; and (ii) the relative fault of this Trust (and its other Trustees) and the Indemnitee in connection with such event or transaction.

(2)                                  An Indemnitee shall not be entitled to contribution from this Trust under Section I of Article V of this Trust if it is determined by the Authority pursuant to Section B of Article V of this Trust, or bar the court before which such action was brought, that the Indemnitee engaged in criminal, fraudulent or intentional misconduct in the performance of his duty to this Trust or otherwise violated the provisions of Section A(3) of Article V of this Trust.

(3)                                  This Trust’s payment of, and the Indemnitee’s right to, contribution under this Section I of Article V of this Trust shall be made and determined in accordance with Section B of Article V of this Trust relating to this Trust’s payment of, and the Indemnitee’s right to, indemnification.

J.                                        Severability. If any provision of Article V of this Trust shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of Article V of this Trust contravene public policy, Article V of this Trust shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid and inoperative or which contravene public policy shall be deemed, without further action or deed on the part of any person, to be modified, amended or limited, but only to the extent necessary to render the same valid and enforceable, and this Trust shall indemnify the Indemnitee as to expenses, judgments, fines and amounts incurred in settlement with respect to any action, no matter by whom brought, to the full extent permitted by any applicable provision of Article V of this Trust that shall not have been invalidated.

ARTICLE VI

Miscellaneous Provisions

A.                                   Term of Trust.  This Trust shall continue in full force and effect until all of the Shares and other property held as a part of the corpus of this Trust shall have been distributed by the Trustees.

B.                                     Revocation of Trust.  This Trust is irrevocable and the Settlor shall have no right, either alone or in combination with others in whatever capacity, to alter, amend, revoke or terminate this Trust.

C.                                     Anticipatory Assignments.  No beneficiary of this Trust may in any event anticipate any benefits that he may be entitled to receive hereunder.  No assignment or order by a beneficiary by way of anticipation of any part of the Shares or other property held as a part of the corpus of this Trust will be valid, nor may the Trustees accept it, and the Trustees shall make all distributions pursuant to this Trust directly to the beneficiaries.  No interest in the Shares or other property held as a part of the corpus of this Trust will be subject to the claims of a creditor, or be subject to attachment, garnishment, execution or other legal or equitable process or lien brought by or in favor of a creditor of a beneficiary of this Trust.

D.                                    Manner of Distribution.  The Trustees may distribute the Shares and other property held as a part of the corpus of this Trust to the beneficiary directly or to the guardian, custodian, trustee, receiver, conservator or other similar official for the beneficiary.  The Trustees will not be responsible for any distribution of the Shares or other property held as a part of the corpus of this Trust once it has been made to the beneficiary or for his benefit as herein provided.

E.                                      Severability.  If any part, clause, provision or condition set forth in this Trust shall be held to be invalid or unenforceable, the remainder of this Trust shall be construed in all respects as if such invalid or unenforceable part, clause, provision or condition were omitted.

F.                                      Rules of Construction.  In this Trust, words in the singular number include the plural, and in the plural include the singular.  Words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender, and the word “or” is disjunctive but not exclusive.  The captions and section numbers appearing in this Trust are inserted only as a matter of convenience and do not define, limit or describe the scope or intent of the provisions of this Trust.

G.                                     Choice of Law.  THE SETTLOR AND THE TRUSTEES AGREE THAT CERTAIN MATERIAL EVENTS, OCCURRENCES AND TRANSACTIONS RELATING TO THIS TRUST BEAR A REASONABLE RELATIONSHIP TO THE STATE OF TEXAS.  THE VALIDITY, TERMS, PERFORMANCE AND ENFORCEMENT OF THIS TRUST SHALL BE GOVERNED BY THOSE LAWS OF THE STATE OF TEXAS WHICH ARE APPLICABLE TO TRUSTS WHICH ARE EXECUTED, DELIVERED AND PERFORMED SOLELY IN THE STATE OF TEXAS.

H.                                    Counterparts.  This Trust may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the Settlor and the Trustees may execute this Trust by signing and delivering one or more counterparts.

SIGNATURES

To evidence the binding effect of the terms and conditions of this Trust, the Settlor (through its duly authorized officer) and the Trustee have caused this Trust to be executed and delivered as of, but not necessarily on, the date first above written.

Settlor:

CAP ROCK ENERGY CORPORATION

By:	/s/ David W. Pruitt
David W. Pruitt, Chief Executive Officer

Trustees:

By	/s/ Alfred J. Schwartz
Alfred J. Schwartz

By	/s/ Robert G. Holman
Robert G. Holman